Exhibit 10.1

(EXECUTION COPY)

SUBSCRIPTION AGREEMENT

by and among

21st Century Oncology Investments, LLC,

21st Century Oncology Holdings, Inc.,

21st Century Oncology, Inc., and

Canada Pension Plan Investment Board

Dated as of September 26, 2014

i

ARTICLE IV.
COVENANTS

4.1	Use of Proceeds	16
4.2	Continuing Information Access; Due Diligence	17
4.3	Costs and Expenses	17
4.4	Conduct of Business by the Company	17
4.5	Governmental Filings	18
4.6	New York Proton Center	19
4.7	Issuance of Warrants	19

ARTICLE V.
[RESERVED]

5.1	Payment Obligations	19

ARTICLE VI.
CLOSING CONDITIONS

6.1	Conditions to Obligations of Purchaser	19
6.2	Conditions to Obligations of the Company	21
6.3	Frustration of Closing Conditions	21

ARTICLE VII.
INDEMNIFICATION

7.1	Parent and Company Indemnification	21
7.2	Purchaser Indemnification	22
7.3	Indemnification Procedures	22
7.4	Exclusion of Other Remedies	23
7.5	Investigation and Waivers	23
7.6	Tax Treatment of Indemnity Payments	23

ARTICLE VIII.
TERMINATION

8.1	Termination	23
8.2	Effect of Termination	24

ARTICLE IX.
MISCELLANEOUS

9.1	Survival	24
9.2	Public Announcements	25
9.3	Waiver	25
9.4	Notices	25
9.5	Consent to Jurisdiction	27
9.6	Further Assurances	27

ii

9.7	Entire Agreement and Modification	27
9.8	Specific Performance	28
9.9	Construction	28
9.10	Severability	28
9.11	Binding Effect; Assignment; No Third-Party Beneficiaries	28
9.12	Restricted Information	28
9.13	Governing Law	29
9.14	Waiver of Jury Trial	29
9.15	Execution of Agreement; Counterparts	29
9.16	Currency	29
9.17	No Personal Liability of Directors, Officers, Owners, Etc.	29
9.18	30% Rule Compliance	30

iii

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (the “Agreement”), dated as of September 26, 2014, is by and among 21st Century Oncology Investments, LLC, a Delaware limited liability company (“Parent”), 21st Century Oncology Holdings, Inc., a Delaware corporation (the “Company”), 21st Century Oncology, Inc., a Florida corporation (“Opco”), and Canada Pension Plan Investment Board, a Canadian federal Crown corporation (“Purchaser”; each of Company and Purchaser a “Party”).  All capitalized terms not otherwise defined herein shall have the meanings given such terms in Annex A of this Agreement.

Recitals

WHEREAS, the Purchaser desires to purchase from the Company, and the Company desires to issue and sell to the Purchaser, shares of the Company’s Series A Convertible Preferred Stock, on the terms and conditions set forth herein (the “Purchase Transaction”), with all of the proceeds of such Purchase Transaction to be used by the Company in the manner contemplated by Exhibit A hereto.

Agreement

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I.
PURCHASE AND SALE

1.1                               Sale and Issuance of the Shares.  The Purchaser shall purchase from the Company, for an aggregate purchase price equal to the Subscription Price, and the Company shall issue and sell to Purchaser, in each case, upon the terms and subject to the conditions of this Agreement, 385,000 shares of Series A Convertible Preferred Stock (such shares of Series A Convertible Preferred Stock issued to the Purchaser pursuant to this Section 1.1 are referred to herein as the “Shares”).  For the avoidance of doubt, the aggregate discount Purchaser shall receive on the purchase of the Shares, based on the Subscription Price paid by Purchaser and the aggregate Stated Value of the Shares (as defined in the Certificate of Designations) immediately following the Closing, shall be equal to $60,000,000.

1.2                               Closing.  Unless this Agreement has been terminated pursuant to Section 8.1, subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing of the purchase and issuance of the Shares (the “Closing”) contemplated by this Agreement shall take place at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, NY 10022, immediately following the execution and delivery of this Agreement, but subject to the satisfaction or waiver of the latest to occur of the conditions set forth in Article VI or at such other place as the Purchaser and the Company may mutually agree (such date of Closing, the “Closing Date”).

1.3                               Closing Deliveries. Subject to the satisfaction or waiver at or prior to the Closing of the conditions set forth in Article VI, at the Closing:

(a)                                 Purchaser shall pay to the Company the amount payable pursuant to Section 1.1 by wire transfer of immediately available funds to an account which shall have been designated by the Company at least two (2) Business Days prior to the anticipated Closing Date.

(b)                                 The Company shall deliver to Purchaser one or more certificates representing the Shares against payment to the Company of the amount payable pursuant to Section 1.1.

(c)                                  Purchaser shall deliver to the Company a correct, complete and signed IRS Form W-8 EXP at the Closing or as soon as reasonably practicable thereafter.

ARTICLE II.
REPRESENTATIONS AND WARRANTIES OF PARENT AND THE COMPANY

Parent and the Company, jointly and severally, represent and warrant to Purchaser that, except as may be set forth in the schedules hereto, or , other than for purposes of Section 2.1, 2.2, 2.3, 2.4, 2.5, 2.15, 2.19, 2.20 or 2.21, as may be expressly disclosed in the Commission Documents:

2.1                               Organization and Good Standing.

(a)                                 The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Parent and each of the Company’s subsidiaries is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, except where the failure to be so organized, existing or in good standing would not, individually or in the aggregate, be materially adverse to the Company and its Subsidiaries, taken as a whole. Each of Parent, the Company and its subsidiaries is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes qualification or licensing necessary, except for such failures to be so qualified or licensed that would not, individually or in the aggregate, be materially adverse to the Company and its Subsidiaries, taken as a whole.  Each of Parent, the Company and its subsidiaries has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, in each case, in all material respects.

(b)                                 True and correct copies of the Organization Documents of Parent, the Company and its subsidiaries have been made available to Purchaser.

2.2                               Authority; No Conflict.

(a)                                 The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated thereby (together, including, without limitation, the issuance and conversion of equity or debt thereunder, the “Contemplated Transactions”), are within the Company’s (and, as applicable, Parent’s and Opco’s) corporate or limited liability company powers and have been duly authorized by all necessary action on the part of the Company (and, as applicable, Parent and Opco) and their respective equityholders, and no other corporate or limited liability company action will be required on the part of the Company (or, as applicable, Parent and Opco) or otherwise that is necessary to authorize the execution, delivery and performance by the Company (or Parent or Opco) of the Transaction Agreements or the

consummation of the Contemplated Transactions.  The Transaction Agreements are, assuming due authorization, execution and delivery by the Purchaser and the other parties thereto, the legal, valid and binding obligation of the Company (or, as applicable, Parent), enforceable against the Company (or, as applicable, Parent and Opco) in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and to general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(b)                                 The execution and delivery of the Transaction Agreements by the Company (and, as applicable, Parent or Opco) the consummation of the Contemplated Transactions do not, and the performance by the Company (and, as applicable, Parent and Opco) of their respective obligations hereunder will not, (i) violate any provision of the Organization Documents of Parent, the Company or any subsidiary of the Company, (ii) violate any Legal Requirement applicable to Parent, the Company or any of its subsidiaries or by which any property or asset of Parent, the Company or any of its subsidiaries is bound or affected or (iii) require any Consent under, result in any breach of or any loss of any benefit under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others (including, without limitation, any employees or directors of the Company or any of its subsidiaries) any right of payment under, termination, recapture, vesting, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance (except for liens contemplated by the Loan Agreements) on any property or asset of Parent, the Company or any of its subsidiaries pursuant to, any Contract to which Parent, the Company or any of its subsidiaries is a party, or Governmental Authorization held by Parent, the Company or any of its subsidiaries, except, with respect to clauses (ii) and (iii), for any such violations, requirements, Consents, breaches, defaults, Encumbrances or other occurrences which would not, individually or in the aggregate, be materially adverse to Company and its subsidiaries, taken as a whole, or have a material adverse effect on the consummation of the Contemplated Transactions.

(c)                                  The execution and delivery of the Transaction Agreements by the Company (and, as applicable, Parent and Opco) do not, and the performance of the Transaction Agreements and of the Contemplated Transactions by the Company (and, as applicable, Parent and Opco) will not, assuming the accuracy of the information provided by Purchaser to Company with respect thereto, (i) require any Consent of, filing with, or notification to, any Person other than a Governmental Body, by Parent, the Company or any of its subsidiaries, or (ii) require any Consent of, filing with, or notification to, any Governmental Body by Parent, the Company or any subsidiary of the Company, except for such Consents, filings and/or notifications required by the HSR Act, if any, except, with respect to clauses (i) and (ii), where failure to obtain such Consent or make such filing or notification would not, individually or in the aggregate, be materially adverse to Company and its subsidiaries, taken as a whole, or have a material adverse effect on the consummation of the Contemplated Transactions.

2.3                               Capitalization; Issuance of Shares.

(a)                                 Parent has not conducted and does not conduct any activities other than those incident to its ownership of all of the issued and outstanding shares of Common Stock of the Company.  Schedule 2.3(a) lists all of the record holders of interests (or rights to acquire interests) in Parent and the number of interests held.  Parent owns no equity securities in any Person other than the Company.

(b)                                 The Company conducts no activities other than incident to its ownership of its subsidiaries.  After giving effect to the Certificate of Amendment to the Certificate of Incorporation of the Company, dated as of the date hereof and filed immediately prior to the execution of this Agreement, the authorized capital stock of the Company consists of 1,000,000 shares of Common Stock, of which 1,028 shares shall be issued and outstanding, and 3,500,000 shares of preferred stock of the Company, par value $0.001 per share (the “Preferred Stock”), none of which is issued and outstanding.  Parent is the holder of all of the issued and outstanding shares of Common Stock of the Company.

(c)                                  Other than as set forth on Schedule 2.3(c) or pursuant to the Contemplated Transactions, there are no securities, options, warrants, calls, rights or other Contracts to which Parent, the Company or any of its subsidiaries is a party, or by which the Parent, Company or any of its subsidiaries is bound, obligating Parent, the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of, or other equity or voting securities or interests in, or securities convertible into, or exchangeable or exercisable for, shares of Common Stock, or other equity or voting securities or interests in, Parent, the Company or any of its subsidiaries or obligating Parent, the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right or Contract.

(d)                                 Other than as set forth on Schedule 2.3(d), there are no Contracts between Parent or the Company or any of its subsidiaries, on the one hand, and any Person, on the other hand, granting such Person the right to require Parent, the Company or any of its subsidiaries to file a registration statement under the Securities Act with respect to any securities owned or to be owned by such Person or to require the Company or any of its subsidiaries to include such securities in the securities registered pursuant to this Agreement (or in any securities being registered pursuant to any other registration statement filed by the Company or any of its subsidiaries under the Securities Act).

(e)                                  Schedule 2.3(e) sets forth all authorized and issued and outstanding equity securities and other securities convertible or exchangeable for equity securities of each direct or indirect subsidiary of the Company and the ownership thereof.  The outstanding equity securities of each such subsidiary that are owned directly or indirectly, by the Company or one or more subsidiaries of the Company are owned free and clear of all Encumbrances other than Encumbrances granted under the terms of or in connection with the Loan Agreements.  All of the outstanding equity securities of the Company and each of its subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable.  All of the outstanding equity securities and other securities convertible or exchangeable for equity securities of the Company or any of its subsidiaries were validly issued in compliance with the Securities Act, the Exchange Act and any other applicable Legal Requirement, except for immaterial failures to comply with any such other Legal Requirements.  Other than as set forth on Schedule 2.3(e) hereto, neither the Company nor any of its subsidiaries owns, or has any Contract to acquire, any equity securities of any Person (other than a subsidiary of the Company) or any direct or indirect equity or ownership interest in any other business.

(f)                                   The issuance of the Shares and all other equity and debt securities issuable pursuant to the Transaction Agreements have been duly authorized and, upon issuance in accordance with the terms of this Agreement and the other applicable Transaction Agreements, the Shares and such other equity and debt securities will be validly issued, fully paid and non-assessable and free from all Encumbrances other than Encumbrances created by Purchaser.

(g)                                  The use of proceeds listed on Exhibit A are reasonably expected by the Company to result in increased cash flow of at least $20 million for the Company and its consolidated subsidiaries from the pro forma cash interest savings and EBITDA from acquisitions specified on such Exhibit on a pro forma basis during the 12 month period following the Closing.

(h)                                 As of the Closing, neither the Company nor any of its subsidiaries shall have any liabilities or obligations in respect of the New York Proton Center Project other than pursuant to the Amended and Restated Operating Agreement of New York Proton Management, LLC, a New York limited liability company (“NYPM”), dated as of March 18, 2014, by and among Opco and the other parties thereto (“NYPM LLC Agreement”).

2.4                               Commission Filings.  The Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and all other reports, schedules, forms, prospectuses, proxy statements and other documents filed or furnished by the Company with the Commission since November 24, 2011 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated therein by reference, as such statements and reports may have been amended since their filing, the “Filed Documents”), when they were filed with the Commission conformed in all material respects to the requirements of the Exchange Act and the rules and regulations of the Commission thereunder, and none of such Filed Documents, as of their respective dates (as updated, amended, restated or corrected in a subsequent Filed Document dated prior to the date of this Agreement), contained an untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

2.5                               Financial Statements; Controls.

(a)                                 As of their respective dates, the audited consolidated financial statements (the “Audited Financial Statements”) of the Company as of and for the years ended December 31, 2013 (the “Audited Balance Sheet Date”), December 31, 2012, and December 31, 2011, included in the Filed Documents and the unaudited consolidated financial statements of the Company as of and for the six months ended June 30, 2014, included in the Filed Documents (such unaudited consolidated financial statements are referred to herein as the “Interim Financial Statements”, and together with the Audited Financial Statements, the “Financial Statements”) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the related notes and schedules thereto, or, in the case of unaudited financial statements, as may be permitted by Commission rules and regulations and subject, in the case of the unaudited statements, to normal, immaterial year-end adjustments.  The consolidated balance sheets (including the related notes) included in such Financial Statements (as updated, amended, restated or corrected in a subsequent Commission Document) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated subsidiaries at the respective dates thereof, and the consolidated statements of operations, stockholders’ equity and cash flows (in each case, including the related notes) included in such Financial Statements (as updated, amended, restated or corrected in a subsequent Filed Document dated prior to the date of this Agreement) fairly present, in all material respects, the consolidated statements of operations, stockholders’ equity and cash flows of the Company and its consolidated subsidiaries as of the respective dates thereof and for the periods indicated, subject, in the case of the unaudited statements, to normal, immaterial year-end audit adjustments.

(b)                                 The interim cash flow and other financial information made available to Purchaser listed on Schedule 2.5(b) has been prepared from the books and records of the Company and its subsidiaries, maintained in the ordinary course of business, consistent with past practices.   Any forecasts or other pipeline information listed on such schedule has been prepared in good faith based upon currently available information.

(c)                                  The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act), which (i) are reasonably designed to ensure that material information required to be disclosed by the Company, including its consolidated subsidiaries, in the reports that it files under the Exchange Act is made known to the Company’s principal executive officer and its principal financial officer or persons performing similar functions by others within the Company, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; (ii) have been evaluated for effectiveness as of December 31, 2013; and (iii) are effective in all material respects to perform the functions for which they were established.  Based on the evaluation of its disclosure controls and procedures as of December 31, 2013, the Company is not aware of (i) any significant deficiency in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data or any material weaknesses in internal controls that has not been remedied, or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. Since the date of the most recent evaluation of such disclosure controls and procedures, there have been no significant changes in the design or operation of internal controls nor has the Company identified any significant deficiencies or material weaknesses with respect to internal controls.

(d)                                 The Company and its subsidiaries have a system of internal control over financial reporting sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of its consolidated financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the reported accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

2.6                               Title to Properties.   The Company and each of its subsidiaries have good, valid and, to the extent that the construct exists under applicable Legal Requirements, marketable title in fee simple to, or a leasehold, subleasehold, easement, possessory rights or similar interest in, all real property and good and valid title to all personal property owned by them, in each case free and clear of all liens, encumbrances, defects, equities or claims except for liens contemplated by the Loan Agreements or as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and its subsidiaries; all assets held under lease by the Company and its subsidiaries are held by them under valid, subsisting and enforceable leases, with such exceptions as are not material and do not materially interfere with the use made and proposed to be made of such assets by the Company and its subsidiaries taken as a whole.  For the avoidance of doubt, this Section 2.6 does not cover intellectual property matters, which are the subject of Section 2.18.

2.7                               No Undisclosed Liabilities.

(a)                                 Neither Parent nor the Company has any material liabilities or material obligations of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, other than liabilities and obligations resulting from their respective corporate and limited liability company existences or ownership interests, or incurred in connection with the Contemplated Transactions, or, in the case of the Company, its status as a guarantor of Opco debt or in connection with filings with the Securities and Exchange Commission.

(b)                                 None of the Company’s subsidiaries has any liabilities or obligations of the type required to be disclosed on a balance sheet prepared in accordance with GAAP, other than (i) liabilities or obligations disclosed or provided for in the consolidated balance sheet of the Company and its consolidated subsidiaries as of December 31, 2013, including the notes thereto, contained in the Filed Documents, (ii) liabilities or obligations incurred in connection with the Contemplated Transactions, (iii) liabilities or obligations incurred in the ordinary course of business, consistent with past practice, since December 31, 2013, or (iv) other liabilities or obligations that are not otherwise covered by insurance that are not, individually, or in the aggregate, materially adverse to the Company and its consolidated subsidiaries, taken as a whole.

2.8                               Taxes.

(a)                                 Each of the Company and its subsidiaries has timely filed all material United States federal, state, local and foreign Tax Returns required to be filed through the date hereof, and all such Tax Returns are complete and accurate in all material respects, and has timely paid all material Taxes due within the applicable statute of limitations.  There are no Encumbrances for such Taxes upon any asset of the Company or any of its subsidiaries (other than Encumbrances for Taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith and for which appropriate reserves are maintained under GAAP).  No material Tax deficiency (i) has been claimed in writing or, to the knowledge of the Company, otherwise (and there is no current audit, assessment, dispute or claim concerning any material Tax liability of the Company or any of its subsidiaries); or (ii) has been determined adversely to the Company or any of its subsidiaries nor does the Company or any of its subsidiaries have any knowledge of any potential material Tax deficiency.  All material Taxes required to be withheld, collected or deposited by or with respect to the Company and each of its subsidiaries have been timely withheld, collected or deposited as the case may be and, to the extent required, have been timely paid to the relevant taxing authority.

(b)                                 No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any taxing authority with respect to the Company or any of its subsidiaries.

(c)                                  None of the Company or any of its subsidiaries has directly or indirectly participated in a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code.

(d)                                 The Company has not been a “distributing corporation” or a “controlled corporation” in any distribution occurring during the last two years intended to qualify under Section 355 of the Code.

2.9                               Material Adverse Effect.  Since the Audited Balance Sheet Date, there has not been any Company Material Adverse Effect.

2.10                        Employee Benefits.

(a)                                 Except as would not reasonably be expected to result in a material liability to the Company or any of its Subsidiaries, (i) the Company and its subsidiaries and each Employee Plan are in compliance in all material respects with all applicable provisions of ERISA, and each Employee Plan for which the Company or any of its subsidiaries has or would reasonably be expected to have any liability has been maintained in material compliance with its terms and the requirements of any applicable statutes, orders, rules and regulations including, but not limited to, ERISA, the Code, and any other applicable non-U.S. statutes, orders, rules and regulations that are similar to ERISA or the Code (collectively, “Other Plan Laws”); (ii) no “reportable event” (as defined in Section 4043(c) of ERISA), other than any event for which the 30-day notice requirement under ERISA has been waived by regulation, has occurred or is reasonably expected to occur with respect to any Employee Plan which is a “pension benefit plan” (as defined in Section 3(2) of ERISA); (iii) no “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) has occurred with respect to any Employee Plan, excluding transactions effected pursuant to statutory or administrative exemption; (iv) the Company and its subsidiaries have not incurred nor reasonably expect to incur liability under Title IV of ERISA with respect to termination of, or withdrawal from, any Employee Plan; (v) there has been no failure by any Employee Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Employee Plan, whether or not waived; (vi) no Employee Plan subject to Title IV of ERISA is, or is reasonably expected to be, in “at risk status” (within the meaning of Section 303(i) of ERISA) or “endangered status” or “critical status” (within the meaning of Section 305 of ERISA); and (vii) each Employee Plan that is intended to be qualified under Section 401(a) of the Code or the applicable provisions of Other Plan Laws is so qualified and to the knowledge of the Company, nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification. Neither the Company nor any of its subsidiaries has any liability with respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA) solely by reason of Parent, the Company or any of its subsidiaries being treated as a single employer under Section 414 of the Code with any trade, business or entity other than Parent, the Company and the subsidiaries that would continue to be or become a liability to the Company or any of its subsidiaries on or after the date hereof.

(b)                                 Except as set forth on Schedule 2.10(b), neither Parent or the Company contributes, nor within the six (6)-year period ending on the date of this Agreement has any of them contributed, sponsored or maintained, or been obligated to contribute, sponsor or maintain, or has any liability with respect to, any plan, program or agreement which is a “multiemployer plan” (as defined in Section 3(37) of ERISA) or which is subject to Section 412 of the Code or Section 302 or Title IV of ERISA.

(c)                                  No amount will be received (whether in cash or property or the vesting of the property) as a result of the execution and delivery of the Transaction Agreements by the Company (and, as applicable, Parent or Opco) or the consummation of the Contemplated Transactions (whether alone or in connection with any other event) by any employee, director or other service provider of the Company or any of its subsidiaries that would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.

2.11                        Labor Relations; Compliance.Neither the Company nor any of its subsidiaries has been, or is now, a party to any collective bargaining or other similar labor Contract.  There has not been, there is not presently existing and, to the knowledge of the Company, there is not threatened, any strike, organized slowdown or work stoppage involving the employees of the Company or its subsidiaries.  The Company and its subsidiaries have complied in all material respects with all applicable Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, occupational safety and health and plant closings and layoffs, except where the failure to so comply would not, individually or in the aggregate, be materially adverse to the Company and its subsidiaries, taken as a whole.  Each individual who renders services to the Company or any of its subsidiaries who is classified by the Company or such subsidiary, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation, tax reporting, Employee Plans and compliance with the Fair Labor Standards Act) is properly so characterized.

2.12                        Compliance with Legal Requirements; Governmental Authorizations.

(a)                                 The businesses of the Company and its subsidiaries are not being, and, have not been, conducted in violation of any Legal Requirement, except where such violations would not be materially adverse to the Company and its subsidiaries, taken as a whole.

(b)                                 The Company and its subsidiaries, and each applicable employee of each of them, are in possession of all material Governmental Authorizations necessary to be held by the Company or any of its subsidiaries, or any of their respective employees, for the Company or any of its subsidiaries to lease and/or operate the property and to carry on the businesses of the Company and its subsidiaries as it is being conducted, except where the failure to possess the same would not, individually or in the aggregate, be materially adverse to the Company and its subsidiaries, taken as a whole; and all such Governmental Authorizations are valid, and in full force and effect, in all material respects, except where the failure to be so valid and in full force and effect, would not, individually or in the aggregate, be materially adverse to the Company and its subsidiaries, taken as a whole.  Since January 1, 2012, neither the Company nor any of its subsidiaries has received any written notice or other written communication from any Governmental Body regarding any material (a) actual or alleged violation of or failure to comply with any term or requirement of any such Governmental Authorization or (b) actual or proposed revocation, withdrawal, suspension, cancellation, termination of or modification to any such Governmental Authorization, in each case except where such violation, failure, revocation, withdrawal, suspension, cancellation, termination or modification would not, individually or in the aggregate, be materially adverse to the Company and its subsidiaries, taken as a whole.

(c)                                  Without limiting the generality of Section 2.12(a) or Section 2.12(b), except as would not reasonably be expected to result in a material liability to the Company or any subsidiary, none of Parent, the Company or its subsidiaries, nor their respective Affiliates or partners, nor, to the knowledge of the Company, any Persons who provide professional services under agreements with any of the foregoing for the benefit of Parent, the Company or any of its subsidiaries, Affiliates or partners, nor, to the knowledge of the Company, any Persons whose business is managed or administered under agreements with the Company or any of its subsidiaries, Affiliates or partners, has engaged in any activities which are prohibited by (i) the federal civil and criminal false claims statutes and regulations, (ii) the Medicare and Medicaid statutes, regulations, billing guidelines and related compliance guidance, including, but not limited to, the federal Anti-Kickback Statute (42 U.S.C. Section 1320a-7a-7b), (iii) the federal Stark law governing physician self-referrals (42 USC. Section 1395nn et seq.) and regulations, (iv) the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), including the privacy and anti-fraud provisions thereof, (v) the Health Information Technology for Economic and Clinical Health Act (“HITECH”), (vi) any laws or regulation regarding the corporate practice of medicine and physician fee-splitting prohibitions, (vii) any comparable state or international statute or regulation, or, (viii) to the knowledge of the Company, any Legal Requirement or rule relating to the regulation of the medical or worker’s compensation industry.

(d)                                 Without limiting the generality of Section 2.12(a) or Section 2.12(b), none of Parent, the Company or its subsidiaries, nor their respective Affiliates or partners, nor, to the knowledge of the Company, any Persons who provide professional services under agreements with any of the foregoing for the benefit of Parent, the Company or any of its subsidiaries, Affiliates or partners, nor, to the knowledge of the Company, any Persons whose business is managed or administered under agreements with the Company or any of its subsidiaries, Affiliates or partners, (i) has been debarred, disqualified, suspended or excluded from participation under any private, commercial or governmental programs; (ii) has been convicted or charged with (or, to the knowledge of the Company, investigated for) any criminal offenses under any Law relating to fraud, theft, embezzlement, breach of fiduciary responsibility, or other criminal offense or other misconduct in connection with the delivery of an item or service or with respect to any act or omission under any private, commercial or governmental programs; (iii) has been subject to any order of, or any criminal, civil or administrative fine or penalty imposed by, any Governmental Body; or (iv) is a party to or is bound by an individual integrity agreement, corporate integrity agreement, deferred prosecution agreement, or other formal or informal agreement with any Governmental Body concerning compliance with any Law.

(e)                                  Without limiting the generality of Section 2.12(a) or Section 2.12(b), except as would not reasonably be expected to result in a material liability to the Company or any subsidiary, (i) each of Parent, the Company and its subsidiaries, and their respective Affiliates and partners, complies with HIPAA (including its implementing regulations, as amended by the regulations promulgated pursuant to HITECH) and all applicable Legal Requirements related to the privacy, security, and transmission of health information (collectively, “Health Information

Laws”), (ii) each of Parent, the Company and its subsidiaries, and their respective Affiliates and partners, has business associate or confidentiality agreements in effect as required by the Health Information Laws; (iii) each Parent, the Company and its subsidiaries, and their respective Affiliates and partners, is currently submitting, receiving and handling or capable of submitting, receiving and handling the transactions that have been standardized pursuant to the TCS Standards of HIPAA at 45 CFR Parts 160 and 162, and is in material compliance with the TCS Standards, (iv)  none of Parent, the Company and its subsidiaries, nor their respective Affiliates or partners, nor, to the knowledge of the Company, any Persons who provide professional services under agreements with any of the foregoing for the benefit of Parent, the Company and its subsidiaries, has either (A) received any notice from any Person, including any Governmental Body, regarding its or any of its agents’, employees’ or contractors’ uses or disclosures of, or security or privacy practices regarding, individually identifiable health information in violation of any applicable Health Information Law or (B) breached a business associate or confidentiality agreement pertaining to individually identifiable health information. None of Parent, the Company and its subsidiaries, nor their respective Affiliates and partners, has had any impermissible use or disclosure, breach, or security incident (each as determined by reference to the Standards for Privacy of Individually Identifiable Health Information (45 C.F.R. Parts 160 and 164, Subparts A and E), the Breach Notification Rule (45 C.F.R. Part 164, Subpart D), the Security Standards for the Protection of Electronic Protected Health Information (45 C.F.R. Part 164, Subparts A and C) or state Legal Requirements, as applicable) involving individually identifiable health information, including electronic individually identifiable health information, held by Parent, the Company or its subsidiaries, Affiliates, partners, agents, employees or contractors.

(f)                                   Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or other person acting on behalf of the Company or any of its subsidiaries has (in the case of directors, officers, employees or other persons, in connection with activities undertaken on behalf of the Company or any of its subsidiaries), (i) used any corporate funds for any contribution, gift, entertainment or other expense relating to political activity; (ii) made any direct or, to the knowledge of the Company, indirect payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other similar payment, in each case of clauses (i), (ii) and (iv) above, in violation of applicable Legal Requirements.

(g)                                  The operations of the Company and its subsidiaries are and have been conducted in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the anti-money laundering statutes of all jurisdictions to which the Company or its subsidiaries are subject, and the rules and regulations thereunder (collectively, the “Anti-Money Laundering Laws”) and no action, suit or proceeding by or before any Governmental Body or any arbitrator involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is, to the knowledge of the Company, pending or threatened.

(h)                                 None of the Company, any of its subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee or controlled affiliate of the Company or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”); and the Company will not use the proceeds of the Purchase Transaction, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person or entity, for the purpose of financing the activities of any Person that, at the time of such activities, is subject to any U.S. sanctions administered by OFAC.

(i)                                     The Company and, to the knowledge of the Company, the Company’s directors and officers (in their capacities as such) are, in compliance in all material respects with any applicable provision of the U.S. Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith.

(j)                                    The Company and its subsidiaries have at all times acted in compliance in all material respects with any applicable provision of the Worker Adjustment and Retraining Notification Act (WARN) of 1988 and the rules and regulations promulgated in connection therewith.

2.13                        Legal Proceedings; Orders.  There is no Proceeding or written notice regarding intent to conduct an audit or examination pending or, to the knowledge of the Company, threatened, by or against the Company or any of its subsidiaries or any of their respective properties before any court or arbitrator or any Governmental Body except as would not individually or in the aggregate (a) be materially adverse to the Company and its subsidiaries, taken as a whole or (b) prevent or materially delay the performance by the Company of its obligations pursuant to this Agreement or the Contemplated Transactions, in each case of clauses (a) and (b) above, if adversely determined.  There is no Order of any Governmental Body outstanding against the Company or any of its subsidiaries which, individually or in the aggregate, would (x) be materially adverse to the Company and its subsidiaries, taken as a whole or (y) prevent or materially delay the performance by the Company of its obligations pursuant to this Agreement or the Contemplated Transactions.  The Company and its subsidiaries are in compliance with any Order of any Governmental Body outstanding against the Company or any of its subsidiaries, except where the failure to so be in compliance would not, individually or in the aggregate, be materially adverse to the Company and its subsidiaries, taken as a whole.

2.14                        Absence of Certain Changes and Events.  Except as contemplated by this Agreement or as disclosed on Schedule 2.14, from the Audited Balance Sheet Date until the date of this Agreement, the Company and its subsidiaries have conducted their businesses in the ordinary course of business, consistent with past practice. From the Audited Balance Sheet Date until the date of this Agreement, there has not been any of the following or any Contract entered into to do any of the following (other than pursuant to this Agreement, the other Transaction Agreements or the Contemplated Transactions):

(a)                                 a change in the Company’s authorized or issued capital stock;

(b)                                 any notice claiming a default or event of default under any Contract with respect to any Indebtedness of the Company or any of its subsidiaries;

(c)                                  a repurchase of equity securities of Parent, the Company or any of its subsidiaries;

(d)                                 an Acquisition;

(e)                                  an amendment to the Organization Documents of Parent, the Company or any of its subsidiaries;

(f)                                   material change in the accounting methods used by the Company or any of its subsidiaries; or

(g)                                  incurrence of any indebtedness for borrowed money (excluding draws in the ordinary course of business under existing lines of credit of the Company or any of its subsidiaries) or repayment of any indebtedness for borrowed money prior to its stated maturity, except for mandatory prepayments of amounts outstanding under the Loan Agreements.

2.15                        Contracts; No Defaults.

(a)                                 Schedule 2.15(a) sets forth each material Contract to which Parent or the Company is a party.  Each such Contract with executor obligations is in full force and effect and constitutes a legal, valid and binding agreement of Parent or the Company (as applicable), enforceable against Parent or the Company (as applicable), in each case in all material respects, and, to the knowledge of the Company, the other parties thereto, in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other applicable Legal Requirement affecting creditor’s rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(b)                                 Schedule 2.15(b) sets forth each Material Contract of any subsidiary of the Company.  Each such Material Contract is in full force and effect and constitutes a legal, valid and binding agreement of the subsidiary of the Company party thereto, enforceable against such subsidiary of the Company, in each case except as would not, individually or in the aggregate, be materially adverse to the Company and its subsidiaries, taken as a whole, and, to the knowledge of the Company, the other parties thereto, in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other applicable Legal Requirement affecting creditor’s rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).  A complete copy of each such Material Contract has been made available to Purchaser prior to the date hereof.

(c)                                  There is no uncured material breach or default or claimed uncured material breach or default under any Material Contract required to be disclosed pursuant to Section 2.15(a) or (b), to accelerate repayment or to modify terms of any such Material Contract that would permit the other party to terminate such Material Contract or, to the knowledge of the Company, would otherwise be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole.

2.16                        Insurance.  The Company and each of its subsidiaries carry, or are covered by, insurance (including directors and officers insurance) in such amounts and covering such risks as is adequate for the conduct of their respective businesses and the value of their respective properties and as is customary for companies engaged in similar businesses in similar industries.

2.17                        Environmental Matters.

(a)                                 The Company and its subsidiaries are in compliance with all Environmental Laws applicable to the business and operations of the Company and its subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company and its subsidiaries, taken as a whole.

(b)                                 Neither the Company nor any of its subsidiaries has disposed of, arranged for or permitted the disposal of, exposed any Person to, or released any Hazardous Materials in violation of any Environmental Law at or from real property owned or leased by the Company or any of its subsidiaries, or to the knowledge of the Company at any real property formerly owned or operated by the Company or any of its subsidiaries, except for any such violation which would not reasonably be expected to result in any material liability to the Company or any of its subsidiaries pursuant to any Environmental Law.

(c)                                  Neither the Company nor any of its subsidiaries has received any material written Environmental Claim which would reasonably be expected to result in any material liability to the Company or any of its subsidiaries pursuant to any Environmental Law.

(d)                                 Except in those cases which would not reasonably be expected to result in any material liability to the Company or any of its subsidiaries pursuant to any Environmental Law, the Company and its subsidiaries are in possession of all material Environmental Permits required under any Environmental Law that are necessary for the Company or any of its subsidiaries’ activities and operations as currently conducted at the real property owned or leased by the Company or any of its subsidiaries; to the knowledge of the Company: all such Environmental Permits are valid and in full force and effect, the Company and its subsidiaries are, and have been, in material compliance with the terms and conditions of such Environmental Permits, and the Company and its subsidiaries during this period have timely submitted any applications necessary for the renewal or extension of all such Environmental Permits.

2.18                        Intellectual Property.   The Company and each of its subsidiaries own or have a license or other right to use all patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, inventions, and know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) necessary for the conduct of their respective businesses and the conduct of the businesses of the Company and each of its subsidiaries do not conflict with, and neither the Company nor any of its subsidiaries has received any written notice of any claim of infringement on the intellectual property rights of others, in each case, except as would not be materially adverse to the Company and its subsidiaries, taken as a whole.

2.19                        Relationships with Related Persons.  Except as set forth on Schedule 2.19, other than employment agreements with any employee or officer of the Company or any of its subsidiaries, the Transaction Agreements or pursuant to the Contemplated Transactions, no Affiliate of the Company or any of its subsidiaries (i) is a party to a Contract with the Company or any of its subsidiaries (a “Related Party Contract”) or (ii) has any interest in any property (whether real, personal or mixed and whether tangible or intangible), used in the Company’s or any of its subsidiaries’ businesses.  Each Related Party Contract contains terms that are no less favorable in the aggregate to the Company and its subsidiaries than the market terms at the time such Related Party Contract was entered into.  Except for employment-related arrangements, no Related Party Contract is subject to change in current economic or other terms or modification or termination in the event a party to such Related Party Contract ceases to be an Affiliate of the Company or any of its subsidiaries, as applicable.

2.20                        Brokers or Finders. Except as set forth in Schedule 2.20, neither the Company nor any of its subsidiaries is a party to any Contract with any Person with respect to a brokerage commission, finder’s fee or like payment in connection with the Contemplated Transactions.

2.21                        1940 Act.  Neither the Company nor any subsidiary is currently or will be, upon the Closing of the Contemplated Transactions in accordance herewith, an “investment company” or a company “controlled” by an “investment company” within the meaning of and subject to regulation under the Investment Company Act of 1940, as amended and the rules and regulations of the Commission thereunder.

2.22                        Subsidiary Distributions and Payments.  Except as set forth in the Loan Agreements, no subsidiary of the Company is currently prohibited, directly or indirectly, under any agreement or other instrument to which it is a party or subject, from paying any dividends to the Company, from making any other distribution on such subsidiary’s capital stock, from repaying to the Company any loans or advances to such subsidiary from the Company or from transferring any of such subsidiary’s properties or assets to the Company or any other subsidiary of the Company.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser makes the following representations and warranties to the Company as of the date hereof:

3.1                               Organization.  Purchaser is a Canadian federal Crown corporation.

3.2                               Authority; No Conflict.

(a)                                 The Purchaser has all requisite power and capacity to execute, deliver and perform the Transaction Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, and the Purchaser has taken all necessary action to authorize the execution and delivery by Purchaser of the Transaction Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby.  The Transaction Agreements to which the Purchaser is a party are, assuming due authorization, execution and delivery by the Company and the other parties thereto, the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and to general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(b)                                 The execution and delivery by the Purchaser of the Transaction Agreements to which it is a party do not, and the performance by the Purchaser of its obligations hereunder and thereunder will not, (i) violate any provision of the Organization Documents of the Purchaser, (ii) violate any Legal Requirement applicable to the Purchaser or by which any property or asset of the Purchaser is bound or affected or (iii) result in a breach or violation of any of the terms or provisions of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, recapture, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property or assets of the Purchaser pursuant to, any Contract to which the Purchaser is a party, or other instrument or obligation of or Government Authorization held by the Purchaser, except, with respect to clauses (ii) and (iii), for any such violations, breaches, defaults, Encumbrances or other occurrences which would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

(c)                                  The execution and delivery by the Purchaser of the Transaction Agreements to which it is a party do not, and the performance of such Transaction Agreements and of the Contemplated Transactions by the Purchaser will not, require any Consent of, or filing with, or notification to, any Governmental Body or any other Person, except where failure to obtain such Consents, or to make such filings or notifications, would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

3.3                               Investment Representations.

(a)                                 The Purchaser is not a “U.S. person” within the meaning of Regulation S under the Securities Act or acting for the account or benefit of U.S. persons.

(b)                                 The Purchaser acknowledges that it is acquiring the Shares outside the United States in an “offshore transaction” (as defined in Rule 902(h) under Regulation S) in compliance with Regulation S.

(c)                                  The Purchaser was offered the Shares in, and is resident in, the Province of Ontario.  The Purchaser is an accredited investor as defined in National Instrument 45-106 — Prospectus and Registration Exemptions (“NI 45-106”), is not relying on subparagraph (m) of that definition and is eligible to purchase the Shares pursuant to an exemption from the prospectus requirements in NI 45-106.  The Purchaser confirms that it has not received any “offering memorandum” (within the meaning of the Ontario Securities Act regarding the Company in connection with its subscription.)

3.4                               Brokers or Finders.  Purchaser is not liable for any finder’s fee or other commission or compensation in respect of the transactions contemplated hereby, other than fees or other compensation that will be paid by Purchaser (subject to reimbursement as contemplated by Section 4.3 hereof).

ARTICLE IV.
COVENANTS

4.1                               Use of Proceeds.  The Company shall use the proceeds of the Purchase Transaction in the manner contemplated by Exhibit A, it being understood by the parties that the acquisitions contemplated thereby shall be subject to the consent of the Majority Holders (as defined in the Certificate of Designations).

4.2                               Continuing Information Access; Due Diligence. From the date of this Agreement through the Closing Date the Company shall, and shall cause its subsidiaries to, (a) afford Purchaser and its representatives reasonable access during normal business hours to the properties, Contracts, books and records and other documents and data of the Company and its subsidiaries that are not included in the Commission Documents, (b) furnish Purchaser and its representatives with such additional financial, operating and other data and information as the Purchaser may reasonably request that are not included in the Commission Documents and (c) make available to Purchaser and its representatives, upon reasonable advance notice and during normal business hours, the officers and representatives of the Company, as Purchaser may reasonably request; provided, however, nothing herein shall obligate the Company or any of its subsidiaries or any other representative or agent of any of the foregoing to take any actions that would (x) result in any waiver of attorney-client privilege or any similar privilege or violate any terms of any Contract to which the Company or any of its subsidiaries is a party or to which any of their respective assets are subject or (y) result in any violation of any applicable Legal Requirement.  All information made available to Purchaser pursuant to this Section 4.2 shall be deemed Confidential Information (as such term is defined in the Confidentiality Agreement) and be governed by the terms of the Confidentiality Agreement.

4.3                               Costs and Expenses.   If the Purchase Transaction is not consummated pursuant to this Agreement, the Company or Opco shall reimburse Purchaser for (i) all reasonable and documented out-of-pocket expenses related to the Contemplated Transactions incurred by Purchaser and (ii) all reasonable and documented fees and expenses of third-party advisors retained by the Purchaser with respect to the Contemplated Transactions (the “Investor Expenses”), up to a maximum of $2,000,000 in the aggregate for (i) and (ii) above, unless reimbursement in excess of such amount is approved by the Company.  If the Purchase Transaction is consummated pursuant to this Agreement, Purchaser shall be responsible for all Investor Expenses.  Notwithstanding anything herein to the contrary, the Company shall bear all costs incurred in connection with regulatory filings in connection with the Contemplated Transactions.

4.4                               Conduct of Business by the Company.   During the period between the date of this Agreement and the Closing Date, and except (i) as contemplated by the Contemplated Transactions or (ii) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)                                 the Company shall, and shall cause each of its subsidiaries to, (x) maintain its existence in good standing under applicable Legal Requirements other than as may be necessary or advisable in connection with internal corporate restructuring transactions or except where the failure to maintain such existence in good standing would not have a Company Material Adverse Effect, (y) carry on its business in the ordinary course consistent with past practice in all material respects, and (z) use its commercially reasonable efforts to keep available the services of its current officers and employees and to preserve its relationships with its material customers, suppliers and other Persons (including Governmental Bodies) with which it has business relations as is reasonably necessary in order to preserve substantially intact their goodwill and business organization; and

(b)                                 the Company shall not, and shall cause its subsidiaries not to, do any of the following or agree or promise, whether oral or written, to do any of the following:

(i)                                     adjust, split, combine, subdivide or reclassify the Company’s Common Stock; issue any security convertible into such capital stock; or grant any registration rights;

(ii)                                  amend, waive or terminate any Material Contract (except for amendments, waivers, terminations or non-renewals in the ordinary course of business consistent with past practice that would not be material to the Company and its subsidiaries, taken as a whole), or enter into any Contract that would constitute a Material Contract if in effect on the date hereof (except for such Contracts entered into in the ordinary course of business consistent with past practice that would not be material to the Company and its subsidiaries, taken as a whole); or

(iii)                               take any other action that would require the consent of holders of a majority of Shares pursuant to the Certificate of Designations if taken after the Closing.

4.5                               Governmental Filings.

(a)                                 Each party shall use its reasonable best efforts to obtain all Consents of any Governmental Body required to be obtained in connection with the consummation of the Purchase Transaction, provided that the reasonable and documented out-of-pocket costs of obtaining any such Consents shall be borne by the Company.  To the extent permitted by applicable Legal Requirements, each party shall promptly notify the other party of any communications such party or its Affiliates receive from any Governmental Body related to the matters that are subject to this Agreement.  The Company shall timely file any post-Closing notifications required by any Governmental Body, including complying with Medicare enrollment requirements.

(b)                                 Without limiting Section 4.5(a), upon either party’s request by written notice to the other party, the Company and Purchaser shall make filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).  The parties shall (and shall cause their respective Affiliates to) furnish the other party hereto such information and cooperation as may reasonably be requested by such party in connection with the preparation and submission of such filings under the foregoing.  The Company and Purchaser shall promptly keep each other informed of any developments with respect to such filing and provide the other and its legal counsel with an opportunity to provide comments on draft correspondence relating thereto on the proposed responses to any requests for information associated therewith.  Each party shall use its commercially reasonable efforts in such party’s good faith judgment to resist any assertion that the Contemplated Transactions, individually or taken as a whole, constitute a violation of federal, state or provincial antitrust laws and shall seek early termination of any waiting periods under the HSR Act, and shall seek the appropriate orders or approvals in order to consummate the Contemplated Transactions (to the extent not previously consummated).  The Company or Opco shall bear all of Purchaser’s reasonable and documented out-of-pocket costs and expenses associated with the filing under the HSR Act and related matters described in this Section 4.5.  For the avoidance of doubt, the Company shall not consummate any corporate action that would give rise to a conversion under Section 7 of the Certificate of Designations without prior notice to Purchaser so that any applicable filings under the HSR Act can be made.

4.6                               New York Proton Center.  From and after the date hereof, the Company shall use commercially reasonable efforts to (i) transfer the limited liability company interests of NYPM, held by Opco to a third party, pursuant to a Membership Interest Transfer Agreement, and (ii) cause Opco to enter into a Technical Advisor Services Agreement with such third party pursuant to which Opco will provide consulting and adviser services to such third party in connection with its provision of administrative services to NYPM related to the New York Proton Center Project, in each case, in substantially the form provided to Purchaser prior to the date hereof; provided, that any material changes to such documentation shall require the prior consent of Purchaser.

4.7                               Issuance of Warrants.  Immediately following a Mandatory Conversion (as defined in the Certificate of Designations), provided that any of the Shares remain outstanding at the time of such Mandatory Conversion, the Company shall execute and deliver to CPPIB or its designee a warrant agreement in the form attached hereto as Exhibit B (the “Warrant Agreement”) and shall issue to Purchaser a number of warrants in the form attached to the Warrant Agreement equal to the quotient of (x) 30,000,000 divided by (y) a number, in US dollars, equal to the Conversion Price (as defined in and determined pursuant to the Certificate of Designations).  The issuance of such warrants shall, if applicable, be subject to Section 9.18 of this Agreement.

ARTICLE V.
[RESERVED]

5.1                               [Reserved].

ARTICLE VI.
CLOSING CONDITIONS

6.1                               Conditions to Obligations of Purchaser.The obligations of Purchaser to consummate the transactions contemplated hereby shall be subject to the satisfaction (or waiver by the Purchaser) at or prior to the Closing of each of the conditions set forth below.

(a)                                 Representations and Warranties.  The representations and warranties of the Company in Article II shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (except that representations and warranties that are made as of a specific date must be true and correct as though made on and as of such date), except where the failure of such representations and warranties (without giving effect to any materiality, adversity or Company Material Adverse Effect qualifiers contained therein) to be so true and correct has not had a Company Material Adverse Effect; provided, that this exception shall not apply to any Fundamental Representations which shall be true and correct in all respects (other than de minimis exceptions).

(b)                                 Covenants and Agreements. The Company shall have performed and complied in all material respects with all covenants, obligations and agreements required by this Agreement to be performed or complied with by the Company on or prior to the Closing.

(c)                                  Company Compliance Certificates.  Purchaser shall have received a certificate executed by the Company as to the satisfaction of the conditions set forth in Sections 6.1(a) and 6.1(b).

(d)                                 Material Adverse Effect.  Since the date of this Agreement, there shall not have been any Company Material Adverse Effect.

(e)                                  Certificate of Designations.  The Certificate of Designations shall have been filed with the Secretary of State of the State of Delaware.

(f)                                   Amendment to Parent Agreements.  The following shall have been executed and delivered by each of the parties thereto:

(i)             An Amended and Restated Limited Liability Company Agreement of 21st Century Oncology Investments LLC, in the form attached here to as Exhibit C (the “LLC Agreement”).

(ii)          Second Amended and Restated Securityholders Agreement of 21st Century Oncology Investments LLC, in the form attached here to as Exhibit D (the “Securityholders Agreement”).

(g)                                  Board Appointments.  Purchaser’s Designated Representatives shall have been appointed as members of the Board and become parties to indemnification agreements reasonably acceptable to Purchaser.

(h)                                 Termination of Recapitalization Support Agreement.  The parties to the Recapitalization Support Agreement, dated July 29, 2014 (the “RSA”), shall have acknowledged that the transactions contemplated hereby constitute a “Recapitalization” under the terms of the RSA and, therefore, the RSA shall be terminated and be without further force or effect, as of the Closing Date, subject to the Company’s receipt of funds from Purchaser pursuant to Section 1.1 hereof.

(i)                                     Manager Compensation. Vestar Capital Partners V, L.P. (“Vestar”) and its Affiliates shall have acknowledged, in an amendment to the Management Agreement in form and substance reasonably satisfactory to Purchaser, providing that (i) none of them shall receive any compensation from Parent, the Company or any of their respective Affiliates as a result of the execution of the Transaction Agreements or the consummation of the Contemplated Transactions and (ii) that the aggregate amount of any compensation payable to Vestar or any of its Affiliates in connection with any Sale of the Company or Public Offering (each as defined in the Securityholders Agreement) or comparable transaction shall equal $6,000,000, provided that in no event shall any compensation be paid to Vestar or any of its Affiliates under the management agreement following a Default Event (as defined in the Certificate of Designations).

(j)                                    Event of Default.  No uncured event of default by the Company or any of its subsidiaries shall have occurred or shall have been claimed to have occurred under any agreements governing Indebtedness of the Company or any of its Subsidiaries.

6.2                               Conditions to Obligations of the Company.  The obligations of the Company to consummate the transactions contemplated hereby shall be subject to the satisfaction (or waiver by the Company) at or prior to the Closing of each of the conditions set forth below.

(a)                                 Representations and Warranties.  The representations and warranties of Purchaser in Article III shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of such date (except that representations and warranties that are made as of a specific date will be true and correct as though made on and as of such date).

(b)                                 Covenants and Agreements.  Purchaser shall have performed and complied in all material respects with all covenants, obligations and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing.

(c)                                  Purchaser Compliance Certificate.  The Company shall have received on the Closing Date, a certificate executed by Purchaser as to the satisfaction of the conditions set forth in Sections 6.2(a) and 6.2(b).

(d)                                 Amendment to Parent Agreements.  The following shall have been executed and delivered by each of the parties thereto:

(i)             the LLC Agreement.

(ii)          the Securityholders Agreement.

6.3                               Frustration of Closing Conditions.  No Party may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such Party’s failure to use commercially reasonable efforts to cause the Closing to occur.

ARTICLE VII.
INDEMNIFICATION

7.1                               Parent and Company Indemnification.   From and after the Closing, Parent, the Company and Opco, jointly and severally, shall indemnify, defend and hold harmless the Purchaser and its officers, directors and Affiliates (including any director, officer, employee, agent and controlling person of any of the foregoing) (each, a “Purchaser Indemnified Person”) from and against all Damages sustained or incurred by a Purchaser Indemnified Person arising from, relating to or resulting from (i) the breach of the representations and warranties made by Parent and the Company in this Agreement (in each case, other than for Sections 2.5 or the definition of Material Contract, without giving effect to any materiality, materially adverse or similar qualification contained therein), (ii)  the breach of any covenant, obligation or agreement made by the Company in the Certificate of Designations or (iii) any third party claims, whether asserted prior to or following the Closing, with respect to the matter specified in Schedule 7.1.  “Damages” means all losses, costs, claims, damages, liabilities, expenses (including reasonable attorneys’ and accountants’ fees, costs of investigation, costs of suit and costs of appeal), fines and penalties (other than speculative, remote, treble, exemplary and punitive damages).  Notwithstanding anything to the contrary contained herein, no claims by or on behalf of a Purchaser Indemnified Person shall be asserted under clause (i) of this Section 7.1 unless and until the aggregate amount of Damages that would otherwise be recoverable under clause (i) of this Section 7.1 exceeds on a cumulative basis an amount equal to $10,000,000, provided that this sentence shall not apply to any such claim arising from, relating to or resulting from a breach of any Fundamental Representations.

7.2                               Purchaser Indemnification.  From and after the Closing, the Purchaser shall indemnify, defend and hold harmless the Company and its officers, directors and Affiliates (including any director, officer, employee, agent and controlling person of any of the foregoing) (each, a “Company Indemnified Person”) from and against all Damages sustained or incurred by a Company Indemnified Person arising from, relating to or resulting from (i) the breach of the representations and warranties made by the Purchaser in this Agreement (in each case without giving effect to any materiality or materially adverse event qualifier contained therein) or (ii) the breach of any covenant, obligation or agreement made by the Purchaser in this Agreement.

7.3                               Indemnification Procedures.  A party entitled to indemnification hereunder (each, an “Indemnified Party”) shall give written notice to the party indemnifying it (the “Indemnifying Party”) of any claim with respect to which it seeks indemnification promptly after the discovery by such Indemnified Party of any matters giving rise to a claim for indemnification, provided that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Article VII unless and to the extent that the Indemnifying Party shall have been actually prejudiced by the failure of such Indemnified Party to so notify such party.  Such notice shall describe in reasonable detail such claim and shall include (if then known, and if not then known, a reasonable and good faith estimate of) the amount or the method of computation of the amount of such claim and reference to the provision(s) of this Agreement on which such claim is based. In case any such action, suit, claim or proceeding is brought against an Indemnified Party, the Indemnified Party shall be entitled to hire, at its own expense, separate counsel and participate in the defense thereof; provided, however, the Indemnifying Party shall be entitled to assume and conduct the defense thereof, unless the counsel to the Indemnified Party advises such Indemnifying Party in writing that such claim involves a conflict of interest (other than one of a monetary nature) that would reasonably be expected to make it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party, in which case the Indemnified Party shall be entitled to retain its own counsel at the cost and expense of the Indemnifying Party (except that the Indemnifying Party shall only be liable for the legal fees and expenses of one law firm for all Indemnified Parties, taken together with respect to any single action or group of related actions). If the Indemnifying Party assumes the defense of any claim, all Indemnified Parties shall thereafter deliver to the Indemnifying Party copies of all notices and documents (including court papers) received by the Indemnified Party relating to the claim, and each Indemnified Party shall cooperate in the defense or prosecution of such claim. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Indemnifying Party shall not be liable for any settlement of any action, suit, claim or proceeding effected without its written consent; provided, however, the Indemnifying Party shall not unreasonably withhold, condition or delay its consent. The Indemnifying Party further agrees that it will not, without the Indemnified Party’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened action, suit, claim or proceeding in respect of which indemnification has been sought hereunder unless such settlement or compromise (i) includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, claim or proceeding, (ii) does not impose injunctive or other equitable relief against the Indemnified Party and (iii) does not require the Indemnified Party to make a statement or admission of fault, culpability or failure to act. If an offer is made to settle a pending or threatened action, suit, claim or proceeding, which offer the Indemnifying Party is permitted to settle under this Section 7.3 only upon the prior written consent of the Indemnified Party, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give prompt written notice to the Indemnified Party to that effect.  If the Indemnified Party fails to consent to such firm offer within twenty (20) calendar days after its receipt of such notice, the Indemnified Party may continue to contest or defend such claim and, in such event, the maximum liability of the Indemnifying Party as to such claim will not exceed the amount of such settlement offer, plus costs and expenses paid or incurred by the Indemnified Party through the date such settlement offer is given to the Indemnified Party and which amount is otherwise indemnifiable hereunder.

7.4                               Exclusion of Other Remedies.  The parties agree that from and after the Closing the indemnification or reimbursement obligations of the parties set forth in this Article VII shall constitute the sole and exclusive remedies of the parties for any Damages based upon, arising out of or otherwise in respect of the matters set forth in this Agreement.  The provisions of this Section 7.4 will not, however, prevent or limit a cause of action (a) on account of fraud (but not constructive fraud) or (b) under Section 9.8.

7.5                               Investigation and Waivers.   The respective representations and warranties of Purchaser and the Company contained in this Agreement or in any certificate or other document delivered by any party hereto prior to the Closing and the rights to indemnification set forth in this Article VII shall not be deemed waived or otherwise affected by any investigation made by a party and each party shall be entitled to rely on the representations and warranties of the other party despite such investigation or any knowledge that such party may otherwise have.  In addition, a party’s right to indemnity pursuant to this Article VII shall not be adversely affected by its waiver of a condition to closing set forth in Article VI, as applicable or by its determination that such condition has been satisfied.

7.6                               Tax Treatment of Indemnity Payments.  All indemnification payments under this Article VII shall be treated as adjustments to the Subscription Price for tax purposes, except as otherwise required by applicable Law.

ARTICLE VIII.
TERMINATION

8.1                               Termination.  This Agreement may be terminated at any time prior to the Closing Date:

(a)                                 by mutual written consent of the Purchaser and the Company;

(b)                                 by either party hereto if the Closing shall not have been consummated on or before October 1, 2014 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been a proximate cause of the failure of the Closing to be consummated on or before the Termination Date;

(c)                                  by Purchaser, if it is not in material breach of its obligations under this Agreement, and if there shall have been a material breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 6.1(a) or Section 6.1(b); or

(d)                                 by the Company, if it is not in material breach of its obligations under this Agreement, and if there shall have been a material breach by Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 6.2(a) or Section 6.2(b).

8.2                               Effect of Termination. Any proper termination of this Agreement under Section 8.1 will be effective immediately upon the delivery of a valid written notice of the terminating party to the other party hereto. In the event of termination of this Agreement as provided in Section 8.1 hereof, (i) this Agreement shall forthwith become null and void and be of no further force or effect, except as set forth in Section 4.3, this Section 8.2 and Article IX, each of which shall remain in full force and effect and survive any termination of this Agreement in accordance with the terms hereof, and (ii) there shall be no liability on the part of Purchaser or Parent or the Company (or any of their respective Affiliates, directors, officers, employees, shareholders, agents or representatives); provided, however, nothing herein shall prevent a party from bringing a specific performance claim (or a claim for injunctive relief) or shall relieve a party from liability (or limit such liability) for any failure to close when required hereunder or for any breach occurring prior to such termination.

ARTICLE IX.
MISCELLANEOUS

9.1                               Survival.

(a)                                 Other than the representations and warranties of Parent and the Company specified in the next sentence, the representations and warranties in this Agreement shall survive the Closing and will not terminate for twenty four (24) months following the Closing Date.  The representations and warranties of the Company set forth in Sections 2.1, 2.2, 2.3, 2.8, 2.10, 2.12 and 2.17 (collectively, the “Fundamental Representations”) shall survive the Closing indefinitely, or until the 30th day following the earlier expiration of any applicable statute of limitations relating to the subject matter of such representation.

(b)                                 The covenants and agreements of the Company and the Purchaser contained in this Agreement shall, subject to the express terms thereof, survive the Closing indefinitely, or such shorter period as may be expressly stated therein.

9.2                               Public Announcements.  The Company and the Purchaser shall cooperate with each other in relaying to third parties information concerning this Agreement and the transactions contemplated herein, and shall discuss drafts of all press releases and other releases of information for dissemination to the public pertaining hereto.  However, nothing in this Section 9.2 shall prevent the Company or the Purchaser from furnishing or filing any information to or with any Governmental Body or regulatory authority, insofar as is required by this Agreement or any Legal Requirement, provided that a party which proposes to make such a public disclosure shall, to the extent reasonably possible, provide the other party with a draft of such information in sufficiently in advance of its release to enable such other party to review such draft and advise that party of any comments it may have with respect thereto.  In particular, the Company agrees that it shall, except as required by any applicable Legal Requirement, obtain consent of the Purchaser to the disclosure of any information regarding the Purchaser to be contained in any news release or other document furnished or filed to or with any Governmental Body, authorized authority or disclosed to the public.

9.3                               Waiver.  Any party hereto may extend the time for the performance of any of the obligations or other acts required hereunder, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and waive compliance with any of the agreements or conditions contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby or as otherwise contemplated herein.  No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor will any single or partial exercise of any such right preclude any other (or further) exercise thereof or of any other right.

9.4                               Notices.  All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile with confirmation of transmission by the transmitting equipment, (c) received by the addressee, if sent by certified mail, return receipt requested or (d) received by the addressee, if sent by a nationally recognized overnight delivery service, return receipt requested, in each case to the appropriate addresses or facsimile numbers set forth below (or to such other addresses, e-mail addresses or facsimile numbers as a party may designate by notice to the other parties):

(a)                                 If to Purchaser:

Canada Pension Plan Investment Board
One Queen Street East
Suite 2500
Toronto, ON
Canada
M5C 2W5
Facsimile: (416) 868-8690
Attention: Managing Director, Head of Relationship Investments

and to:

Canada Pension Plan Investment Board
One Queen Street East
Suite 2500
Toronto, ON
Canada
M5C 2W5
Facsimile: (416) 868-4760
Attention: Senior Vice-President, General Counsel and Corporate Secretary

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Facsimile: (212) 909-6836
Attention: Kevin M. Schmidt

(b) If to Parent, the Company or Opco:

c/o Vestar Capital Partners
245 Park Avenue, 41st Floor,
New York, NY 10167
Facsimile: (212) 880-4922
Attention: General Counsel

and to:

21st Century Oncology
2270 Colonial Boulevard
Fort Myers, FL 33907
Facsimile: (516) 301-5778
Attention: General Counsel

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Facsimile: (212) 446-6460
Attention: Michael Movsovich Constantine Skarvelis

9.5                               Consent to Jurisdiction.  In any action or proceeding between the parties arising out of or relating to this Agreement or any of the transactions contemplated hereby, each party (1) hereby irrevocably and unconditionally consents and submits to the exclusive jurisdiction of the courts of the State of New York and the United States of America, in each case located in the County of New York (and each party agrees not to commence any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby except in such courts), (2) agrees that any service of any process, summons, notice or document by United States registered mail to the address of such party as set forth in Section 9.4 hereof shall be effective service of process for any action or proceeding brought against any party in the courts set forth above, and (3) hereby irrevocably and unconditionally waives any objection to the laying of venue in the courts of the State of New York and the United States of America, in each case located in the County of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing in this section, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

9.6                               Further Assurances.   The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other parties may reasonably request, for the purpose of carrying out the provisions of this Agreement. Upon the terms and subject to the conditions set forth in this Agreement, between the date of this Agreement and the Closing, (i) the Company shall use its reasonable best efforts to timely satisfy each of the conditions to be satisfied by it as provided in Section 6.1 of this Agreement and (ii) the Purchaser shall use its reasonable best efforts to timely satisfy each of the conditions to be satisfied by it as provided in Section 6.2 of this Agreement.

9.7                               Entire Agreement and Modification.  This Agreement, together with the schedules and annexes hereto, supersedes all prior agreements between the parties solely with respect to its subject matter (other than (i) the Confidentiality Agreement, which, notwithstanding anything contained herein to the contrary, shall survive the execution and delivery of this Agreement and shall terminate in accordance with the provisions thereof and (ii) the letter of intent, dated August 30, 2014 by and among Purchaser, the Company and Vestar Capital Partners V, L.P., which shall remain in effect and only terminate if the Closing occurs hereunder), and constitutes (along with the documents to be delivered at Closing pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties solely with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by Purchaser and the Company.  The parties hereto make no representations or warranties, express or implied, with respect to the transactions contemplated by this Agreement except for the express representations and warranties of such party contained in this Agreement.

9.8                               Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages would not be sufficient.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which any such party may be entitled pursuant to the terms of this Agreement.

9.9                               Construction.  The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.  All annexes and schedules to this Agreement are incorporated into and constitute an integral part of this Agreement as if fully set forth herein.  All words used in this Agreement will be construed to be of such gender or number as the context requires.  The word “including” shall be read as “including but not limited to” and otherwise shall be considered illustrative and non-limiting.  The language used in the Agreement will be construed, in all cases, according to its fair meaning, and not for or against any party hereto.  The parties acknowledge that each party has reviewed this Agreement and that rules of construction, to the effect that any ambiguities are to be resolved against the drafting party, will not be available in the interpretation of this Agreement.

9.10                        Severability.  If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any Legal Requirement or public policy, all other terms and provisions of this Agreement shall remain in full force and effect.  Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to amend or otherwise modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner such that that transactions contemplated hereby are fulfilled to the extent possible.

9.11                        Binding Effect; Assignment; No Third-Party Beneficiaries.  All or any portion of the rights and obligations of the Purchaser hereunder may be transferred by the Purchaser to any Affiliate or to any transferee of Shares without the consent of the Company; provided that the Purchaser shall notify the Company in writing prior to any such transfer.  No portion of the rights or obligations of the Purchaser hereunder may be transferred by the Purchaser to a non-Affiliate without the prior written consent of the Company, provided that such consent shall not be required for assignment of the rights under Section 4.7 (or, for the avoidance of doubt, of the rights and obligations under the Ancillary Documents).  Subject to the foregoing, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties.  Except as set forth in Article VII, nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement.

9.12                        Restricted Information.  Notwithstanding anything to the contrary, to the extent the Company is permitted to withhold information due to privilege, contractual limitation, Legal Requirement or otherwise, the Company shall use commercially reasonable efforts to seek to provide to the Purchaser, the Purchaser Director or Purchaser’s representatives, as applicable, such information in a manner that does not violate such limitations or restrictions to the extent possible.

9.13                        Governing Law.  This Agreement shall be governed by, and construed in accordance with, the law of the State of New York without regard to any conflicts of law principles (whether of the State of New York or any other jurisdiction) that would require the application of the law of any other jurisdiction.

9.14                        Waiver of Jury Trial.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENT THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT NEITHER WILL ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR IN ANY WAY PERTAINING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER NOW OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE.  ANY PARTY MAY FILE A COPY OF THIS SECTION 9.14 WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED AGREEMENT BETWEEN THE PARTIES TO IRREVOCABLY WAIVE TRIAL BY JURY, AND THAT ANY PROCEEDING OR ACTION WHATSOEVER BETWEEN THE PARTIES RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

9.15                        Execution of Agreement; Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  The exchange of copies of this Agreement and of signature pages by facsimile, or by .pdf or similar imaging transmission, will constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile, or by .pdf or similar imaging transmission, will be deemed to be their original signatures for any purpose whatsoever and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

9.16                        Currency.  All references to currency, monetary value and dollars set forth herein mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

9.17                        No Personal Liability of Directors, Officers, Owners, Etc.  No director, officer, employee, incorporator, stockholder, controlling Person, manager, member, general partner, limited partner, principal or other agent of any of the Purchaser or Parent, the Company or Opco shall have any liability for any obligations of the Purchaser or Parent, the Company or Opco, as applicable, under this Agreement or for any claim based on, in respect of, or by reason of, the respective obligations of the Purchaser or Parent, the Company or Opco, as applicable, under this Agreement.  Each of parties hereto hereby waives and releases all liability described in the immediately preceding sentence.  This waiver and release is a material inducement to each party’s entry into this Agreement.

9.18                        30% Rule Compliance.

(a)                                 Notwithstanding any other provision of this Agreement, no CPPIB Entity (each an “Applicable Entity”) will be required or permitted to make any investment in any Group Entity that would be reasonably expected to cause any such Applicable Entity to be in breach of or to contravene the 30% Rule (as supported by the written opinion of external legal counsel to such Applicable Entity at its own cost).

(b)                                 The Group Entities will co-operate with the relevant Applicable Entities (to the extent commercially reasonable and provided that one or more of the Applicable Entities agree to reimburse the Group Entities for all reasonable out-of-pocket costs or expenses incurred by them, if any, in respect of any such cooperation, excluding the cost of acquiring any securities) to assist the Applicable Entities to comply with the 30% Rule in relation to their investment in any Group Entity. In furtherance of the foregoing, each Group Entity agrees to take any action or step reasonably requested by any Applicable Entity, including, without limitation, a change in the authorized capital of a Group Entity, that is necessary to avoid any breach or potential breach of the 30% Rule, or any amendment or replacement of that rule, including, without limitation, any breach or potential breach arising in connection with the potential exercise of any rights of first refusal or first offer, any pre-emptive rights, any right or obligation to transfer or exchange securities (including in connection with but prior to the completion of any Public Offering (including a Qualified IPO) or the issuance of equity securities in any merger or other business combination (including a Qualified Merger), or any option, warrant or other right or obligation to purchase or acquire securities (including upon conversion of the Series A Convertible Preferred Stock purchased hereunder), in each case existing or arising under this Agreement or otherwise in relation to any Group Entity.  In addition, each Group Entity agrees that it shall not, without CPPIB’s prior written consent, issue any new securities or otherwise alter its capital structure in any way that would affect or adjust any securityholder’s proportionate interest in the voting rights to appoint and remove directors of the Group Entity or would otherwise change the authorized or issued share capital of the Group Entity or the rights attaching thereto if such change would result in a breach of the 30% Rule.

(c)                                  The Group Entities agree that they will co-operate with any Applicable Entity (including, for greater certainty, following the completion of an initial Public Offering by the Company (including a Qualified IPO)) and use reasonable efforts to provide such information or certifications as may reasonably be required by the Applicable Entities in the event the Applicable Entities make an application to the Ontario Securities Commission for a discretionary order providing a prospectus exemption from applicable Canadian securities laws to facilitate the resale of Registrable Securities or any securities issued in any merger or other business combination involving the Company (including a Qualified Merger).

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

Canada Pension Plan Investment Board

By:	/s/ Pierre Lavallee
Name: Pierre Lavallee
Title: Senior Managing Director & Chief Talent Officer

By:	/s/ R. Scott Lawrence
Name: R. Scott Lawrence
Title: Managing Director, Head of Relationship Investments

21st Century Oncology Investments, LLC

By:	/s/ James Elrod
Name: James Elrod
Title: President

21st Century Oncology Holdings, Inc.

By:	/s/ Daniel Dosoretz, M.D.
Name: Daniel Dosoretz, M.D.
Title: CEO

21st Century Oncology, Inc.

By:	/s/ Daniel Dosoretz, M.D.
Name: Daniel Dosoretz, M.D.
Title: CEO

Annex A

Defined Terms

For purposes of this Agreement, the following terms shall have the following meanings:

(a)                                 “30% Rule” means those restrictions set out in section 13 of the Canada Pension Plan Investment Board Regulations, SOR/99-190, that prohibit CPPIB from investing directly or indirectly in the securities of a corporation to which are attached more than 30% of the votes that may be cast to elect the directors of that corporation.

(b)                                 “Acquisition” means (a) any acquisition of equity interests in another Person or (b) any acquisition of assets constituting all or substantially all of the business (or a line of business or business unit) of any Person.

(c)                                  “Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such other Person, it being understood, for the avoidance of doubt, that any officer or director of any Person and his or her immediate family members or their Affiliates shall be deemed Affiliates of such Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such person, whether through the ownership of voting securities, by contract or otherwise.

(d)                                 “Ancillary Agreements” means the Certificate of Designations, Warrant Agreement, the LLC Agreement and the Securityholders Agreement.

(e)                                  “Applicable Exchange” means, as of the applicable time of determination, the stock exchange or quotation service on which the Common Stock is then listed or qualified for trading.

(f)                                   “Board” means the board of directors of the Company.

(g)                                  “Business Day” means any day on which banks are not required or authorized to close in New York City.

(h)                                 “Certificate of Designations” means the Certificate of Designations of the powers, preferences and other special rights of the Series A Convertible Preferred Stock, in the form attached as Exhibit E hereto.

(i)                                     “Code” means the Internal Revenue Code of 1986, as amended, and rules and regulations issued pursuant to the Code.

(j)                                    “Commission” means the U.S. Securities and Exchange Commission and each successor agency.

(k)                                 “Commission Documents” means all Filed Documents, but excluding any forward-looking disclosure set forth in any risk factor section, any disclosures in any section relating to forward-looking statements and any other disclosures included therein to the extent they are predictive or forward-looking in nature.

(l)                                     “Common Stock” means share of the Company’s common stock, par value $0.01 per share.

(m)                             “Company Material Adverse Effect” means any change, event, development, state of facts or effect that has had a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of the Company and its subsidiaries, taken as a whole; provided, however, none of the following shall be deemed in itself, or in any combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect, except, in the case of any event described in clauses (ii), (iii), (iv), (vi) or (vii) below, those events that have, or are reasonably likely to have, a disproportionate impact on the Company and its subsidiaries taken as a whole, as compared to other entities operating in the industries or markets in which the Company and each of its subsidiaries operate (and in any such case, only such disproportionate impact shall be taken into account in determining if a Company Material Adverse Effect has occurred): any adverse change, effect, event, occurrence, state of facts or development arising from or relating to (i) the announcement or pendency of the transactions contemplated by this Agreement; (ii) conditions affecting the industry in which the Company and its subsidiaries participate, the United States economy as a whole or the financial, securities, commodities or credit markets in general or the markets in which the Company and its subsidiaries operate in general; (iii) changes in GAAP (or interpretations thereof); (iv) changes in law, rules, regulations, orders, or other binding directives issued by any Governmental Body (or interpretations thereof); (v) performance or compliance with the terms of this Agreement, or the taking or refraining from taking of any action required by this Agreement or at the written direction of Purchaser; (vi) national or international political or social conditions, including, the commencement, continuation or escalation of a war, armed hostilities or other international or national calamity or act of terrorism, directly or indirectly involving the United States of America or other markets in which the Company or any of its subsidiaries operate; (vii) changes in financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index; or (viii) any failure by the Company to meet any estimates or expectations regarding the Company’s revenues, earnings or other financial performance or results of operations for any period, or any failure by the Company to meet its internal budgets, plans, forecasts regarding its revenues, earnings or other financial performance or results of operations; provided, that the exception in this clause (viii) shall not prevent or otherwise affect a determination that any effect underlying such failure resulted in, or contributed to, a Company Material Adverse Effect.

(n)                                 “Confidentiality Agreement” means the Confidentiality Agreement,

dated as of June 6, 2014, between the Company and the Purchaser, as may be amended from time to time.

(o)                                 “Consent” means any approval, consent, waiver or other authorization (including any Governmental Authorization).

(p)                                 “Contract” means, with respect to a Person, any agreement, contract, lease, commitment, promise, indenture, or undertaking, to which such Person is legally bound or to which any of such Person’s properties or assets is subject.

(q)                                 “CPPIB” means the Canada Pension Plan Investment Board established under the Canada Pension Plan Investment Board Act, S.C. 1997, c. 40.

(r)                                    “CPPIB Entity” means CPPIB and any subsidiary thereof, as that term is defined in the Canada Pension Plan Investment Board Act.

(s)                                   “Designated Representatives” shall mean R. Scott Lawrence and Christian Hensley.

(t)                                    “Employee Plans” means all employee welfare benefit plans (as defined in Section 3(1) of ERISA), employee pension benefit plans (as defined in Section 3(2) of ERISA) and all other material employment, compensation, consulting, bonus, stock option, restricted stock grant, stock purchase, other cash or stock-based incentive, profit sharing, savings, retirement, disability, insurance, severance, deferred compensation and other similar fringe or employee benefit plans, programs, agreements or arrangements sponsored, maintained, contributed to or required to be contributed to, or entered into by Parent, the Company or any of its subsidiaries for the benefit of, or relating to, any current or former employee, director or other independent contractor of, or consultant to, Parent, the Company or any of its subsidiaries in respect of which Parent, the Company or any of its subsidiaries has any liability.

(u)                                 “Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or similar restriction (other than restrictions on transfer imposed by applicable securities laws).  For the avoidance of doubt, “Encumbrance” shall not be deemed to include any non-exclusive out-license of intellectual property rights in the ordinary course of business.

(v)                                 “Environmental Claim” means any written claim, action, cause of action, formal investigation or written notice by any Person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of any Hazardous Material at any location, whether or not owned or operated by such Person or any of its subsidiaries or (b) circumstances forming the basis of any violation of any

Environmental Law.

(w)                               “Environmental Laws” means all applicable Legal Requirements in effect on the date of this Agreement relating to human health and safety (with respect to Hazardous Materials) or pollution or protection of the environment, including laws relating to releases or threatened releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials.

(x)                                 “Environmental Permits” means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

(y)                                 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any rules or regulations pursuant to ERISA.

(z)                                  “ERISA Affiliate” means any entity, whether or not incorporated, that together with the Company would be deemed a “single employer” for purposes of Section 414 of the Code or Section 4001 of ERISA.

(aa)                          “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

(bb)                          “Governmental Authorization” means any approval, accreditation, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any applicable Legal Requirement.

(cc)                            “Governmental Body” means any federal, state, local, municipal, foreign or other governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal), multi-national organization or body, or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including any antitrust authority.

(dd)                          “Group Entity” means Parent, the Company and each of their respective subsidiaries.

(ee)                            “Hazardous Materials” means (a) any petroleum, petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (b) any chemical, material, waste or other substance defined or regulated because of its harmful, toxic or hazardous characteristics under any applicable Environmental Law.

(ff)                              “Indebtedness” means with respect to the Company and its subsidiaries, (a) all obligations of any such Person for borrowed money or in respect of loans,

advances, or interest rate derivative or hedging transactions (including any unpaid principal, premium and accrued and unpaid interest), (b) indebtedness evidenced by any note, bond, debenture or other debt security, to the extent not included in clause (a), (c) letters of credit, issued for the account of any such Person, (d) obligations under leases required in accordance with GAAP to be recorded as a capital lease.

(gg)                            “knowledge”, when applied to the Company, means the actual knowledge, after due inquiry, of Daniel Dosoretz, Frank English, Joe Biscardi, Norton Travis, Kurt Janavitz or Madlyn Dornaus.

(hh)                          “Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other administrative Order, constitution, law, principle of equity, ordinance, principle of common law, regulation, statute or treaty.

(ii)                                  “Loan Agreements” means the following (as they may be amended, supplemented, modified or replaced from time to time):

(i)                                     the Credit Agreement dated as of May 10, 2012, as amended and restated August 28, 2013, among Opco, the Company, Wells Fargo Bank, National Association, as administrative agent, and the joint lead arrangers, joint bookrunners, co-documentation agents and syndication agent referred to therein;

(ii)                                  the Indenture entered into by Opco and certain of its subsidiaries dated as of May 10, 2012, by and between Wilmington Trust, National Association, as trustee, Opco and the Persons set forth as “Guarantors” therein, in connection with the issuance by Opco (then named “Radiation Therapy Services, Inc.”) of the 8 7/8% Senior Secured Second Lien Notes due 2017, together with all instruments and other agreements entered into by Opco or such Persons in connection therewith;

(iii)                               the Indenture entered into by Opco and certain of its subsidiaries dated as of April 20, 2010, by and between Wells Fargo Bank, National Association as trustee, Opco and the Persons set forth as “Guarantors” therein, in connection with the issuance by Opco (then named “Radiation Therapy Services, Inc.”) of the 9-7/8% Senior Subordinated Notes due 2017, together with all instruments and other agreements entered into by Opco or such Persons in connection therewith; and

(iv)                              the Amended and Restated Indenture entered into by OnCure Holdings, Inc. and certain of its subsidiaries dated as of October 25, 2013, by and between Wilmington Trust, National Association, as trustee, OnCure Holdings, Inc. and the Persons set forth as “Guarantors” therein, in connection with the issuance by OnCure Holdings, Inc. of the 11-3/4% Senior Secured Notes due 2017, together with all instruments and other agreements entered into by Opco or such Persons in connection therewith.

(jj)                                “Management Agreement” shall mean the Management Agreement, dated as of February 21, 2008, among Parent, the Company, Opco and Vestar Capital Partners, Inc.

(kk)                          “Material Contract” means any Contract to which Parent, the Company or any of its Subsidiaries is a party that constitutes:

(i)                                     a Contract with respect to any equity securities or any voting or governance rights with respect to any such Person;

(ii)                                  any Related Party Contract;

(iii)                               any Contract with respect to the New York Proton Center Project;

(iv)                              any Contract with respect to an Acquisition that has remaining contingent payment obligations of any such Person or that has not yet been consummated;

(v)                                 any Contract with respect to Indebtedness of any such Person with a principal amount in excess of $5 million; or

(vi)                              any other Contract to which any such Person is a party that provides for payments to or by such Person in excess of $20 million in any specified 12 month period.

(ll)                                  “New York Proton Center Project” means the development, construction, advancement, operation and management of a proton cancer center in New York City.

(mm)                  “Ontario Securities Commission” means the Ontario Securities Commission and each successor agency.

(nn)                          “Order” means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

(oo)                          “Organization Documents” means, with respect to a Person, the articles or certificate of incorporation and the bylaws or any equivalent organizational documents of such Person.

(pp)                          “Person” means any individual, partnership, limited partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, estate, unincorporated association, joint venture or other entity.

(qq)                          “Proceeding” means any judicial, administrative or arbitral action, suit, hearing, investigation or other proceeding (whether public or private) by or before any

Governmental Body or any arbitrator.

(rr)                                “Public Offering” has the meaning ascribed to it in the Securityholders Agreement.

(ss)                              “Purchaser Material Adverse Effect” means any change, event, development, state of facts or effect that has had, or would reasonably be expected to have, a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

(tt)                                “Qualified IPO” has the meaning ascribed to it in the Certificate of Designations.

(uu)                          “Qualified Merger” has the meaning ascribed to it in the Certificate of Designations.

(vv)                          “Registrable Securities” has the meaning ascribed to it in the Securityholders Agreement.

(ww)                      “Representatives” means with respect to an underwriting, the managing underwriters for such underwriting.

(xx)                          “Securities Act” means the U.S. Securities Act of 1933, as amended.

(yy)                          “Series A Convertible Preferred Stock” has the meaning set forth in the Certificate of Designations.

(zz)                            “Subscription Price” means $325,000,000.

(aaa)                   “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

(bbb)                   “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(ccc)                      “Transaction Agreements” means this Agreement, the Certificate of Designations, the Warrant Agreement, the LLC Agreement and the Securityholders Agreement.

Terms that are not defined in this Annex A above have the meanings set forth in the

Section set forth opposite such term:

Term	Section

Agreement	Preamble

Applicable Entity	9.18

Audited Balance Sheet Date	2.5

Audited Financial Statements	2.5

Closing	1.2

Closing Date	1.2

Company	Preamble

Company Indemnified Person	7.2

Contemplated Transactions	2.2(a)

Damages	7.1

Filed Documents	2.4

Financial Statements	2.5

Fundamental Representations	9.1(a)

GAAP	2.5

Health Information Laws	2.12(e)

HIPAA	2.12(c)

HITECH	2.12(c)

HSR Act	4.6

Indemnified Party	7.3

Indemnifying Party	7.3

Interim Financial Statements	2.5

Investor Expenses	4.3

Term	Section

LLC Agreement	6.1(f)

Money Laundering Laws	2.12(g)

NI 45-106	3.3(c)

NYPM	2.3(h)

NYPM LLC Agreement	2.3(h)

OFAC	2.12(h)

Other Plan Laws	2.10(a)

Parent	Preamble

Purchase Transaction	Recitals

Preferred Stock	2.3(b)

Purchaser	Preamble

Purchaser Indemnified Person	7.1

Securityholders Agreement	6.1(f)

Shares	1.1

Termination Date	8.1(b)

Warrant Agreement	4.7

Vestar	6.1(i)